EXHIBIT 10.88

LOANPAL SOLAR / STORAGE FINANCING PROGRAM AGREEMENT

dated as of

1/9/2020

 ______________

by and between

LOANPAL

and

INSTALLER:

SOLARMAX RENEWABLE ENERGY PROVIDERS,

A CA CORPORATION

Loanpal Program Agreement (Dec 2019)_Milestone	CONFIDENTIAL

LOANPAL SOLAR / STORAGE FINANCING PROGRAM AGREEMENT

Preliminary Statement

This SOLAR / STORAGE FINANCING PROGRAM AGREEMENT (this “Agreement”) is made as of October 31, 2019 (the “Effective Date”), by and between Loanpal, LLC., a California limited liability company, and SolarMax Renewable Energy Providers a ca corporation (“Installer” and together with Loanpal, collectively, the “Parties” and each individually, a “Party”). Any capitalized terms not otherwise defined in this Agreement have the meaning set forth in Section 1.1

Recitals

A. Installer is in the business of identifying consumers interested in purchasing from Installer, and having Installer install, residential Solar Systems.

B. Loanpal is in the business of originating and providing loans to consumers that are used for the purchase and installation of Solar Systems pursuant to Loanpal’s credit and collections policies.

C. Loanpal and Installer are entering into this Agreement to allow Installer to sell, to consumers whom Installer identifies, and install at such consumers’ properties, residential Solar Systems, where the consumers will have the option to finance the installation price of such systems using loan products provided by Loanpal.

Agreement

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and agreements of the Parties expressed herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Definitions. Except as otherwise expressly provided herein, capitalized terms not otherwise defined in this Agreement have the meanings set forth below.

“Add-on” means work in addition to the installation of a Solar or Storage System, subject to the limitations on such work in the applicable Program Specification.

“Affiliate” means, as to an entity, any other entity that, directly or indirectly, owns or controls, is owned or controlled by or is under common ownership or control with such entity.

“Agreement” has the meaning set forth in the Preliminary Statement.

“Amount Financed” means an amount equal to the total costs for the Project as reflected on the Home Improvement Contract

“Applicable Law” means any applicable federal, state or local act, law, statute, ordinance, code, rule, regulation, mandatory Utility tariff, Permit, order, judgment, consent or approval of any Governmental Authority, and the provisions of any incentive or rebate offer of any Governmental Authority promoted by Installer to a Consumer, as such may be in effect at any relevant times.

“Arbitration Rules” has the meaning set forth in Section 9.2.

“Bankruptcy Code” has the meaning set forth in the definition of “Event of Bankruptcy.”

“Business Day” means any day other than (a) a Saturday or Sunday or (b) any day national commercial banks are permitted or required to close in the States of California, New York or Texas.

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“Closing Call” means a call between a Consumer and Loanpal whose intent is to obtain Consumer feedback regarding the Program, Installer and Installer’s participation in the Program, and to confirm such Consumer’s understanding of the Program as it relates to such Consumer.

“Confidential Information” has the meaning set forth in Section 9.12.

“Consumer” means (a) the homeowner on behalf of all of the homeowners; (b) all homeowners; (c) trustee (if home is owned by a trust); or (d) Attorney-in-fact or agent authorized under a general or limited power of attorney for any of the foregoing who either own (or in the case of the Attorney-in-fact or authorized agent, acting on behalf of those who own) the property on or about the dwelling where a Project will be installed and who has either submitted, or on whose behalf, Installer has submitted, a Consumer Application or entered into a Loan Agreement. Notwithstanding the foregoing, a Consumer shall not be any person who is employed by Installer and who is involved in the sale of the Solar System for a Project.

“Consumer Acceptance” has the meaning set forth in Section 3.3 .1.

“Consumer Application” means an application for a Consumer to receive credit approval for a Loan Agreement.

“Consumer Credit Offer” means, with respect to a Consumer, an offer by Loanpal, as applicable, to extend credit to such Consumer.

“Consumer Complaint” means a verbal or written statement by or on behalf of a Consumer indicating dissatisfaction with such Consumer’s loan, Project, the Installer, Loanpal, or the obligations of either Party to the Consumer, provided, that the oral expressions of dissatisfaction or grievance that are resolved promptly upon explanation of the facts to the satisfaction of the Consumer and without the need for any substantive redress are not considered Consumer Complaints for the purpose of this Agreement.

“Consumer Disclosures” means the Consumer Credit Offer and other disclosures and documents required to be delivered to each Consumer by Applicable Law.

“Delinquent Loan Agreement” means, with respect to any given Project, thirty days past due on any scheduled monthly payment.

“Effective Date” has the meaning set forth in the Preliminary Statement.

“Electronic Device” means a computer, laptop, tablet or similar electronic device with internet connectivity used for accessing email and/or the Software.

“Energy Storage System” means a unit that receives energy from a Solar Energy System with the objective of storing it electrically, chemically, electrochemically, mechanically or thermally and of making it available again for use at a later time, which may consist of inverter(s), monitoring equipment, and other related equipment and wiring installed at a premises owned by the related Borrower at the time of installation.

“Event of Bankruptcy” means with regard to an entity, that (a) the entity (i) institutes a voluntary case seeking liquidation or reorganization under any chapter of Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended (the “Bankruptcy Code”), or consents to the institution of an involuntary case thereunder against it, (ii) files a petition or consents or otherwise institutes any similar proceeding under any other applicable federal or state bankruptcy law, (iii) applies for, or suffers the appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers, (iv) makes a general assignment for the benefit of creditors, or (v) admits in writing its inability to pay its debts generally as they become due; or (b) an involuntary case is commenced seeking the liquidation or reorganization of such entity under the Bankruptcy Code or any similar proceeding shall be commenced against such entity under any other Applicable Law and such proceeding is not dismissed within 60 days; or (c) any other similar relief is granted against the entity under any Applicable Law.

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“Force Majeure Event” means any event or circumstance that wholly or partly prevents or delays performance of any obligations arising under this Agreement, but only if and to the extent such event or circumstance is beyond the reasonable control of, and not the result of the negligence of, the Party seeking to have its performance obligation excused thereby, which event or circumstance, by the exercise of due diligence, such Party has been unable to prevent or overcome.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governing Documents” means any charter or similar document adopted or filed in connection with the creation, formation or organization of a particular entity, all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such entity, or relating to the rights, duties and obligations of the equity holders of such entity; and any amendment or supplement to any of the foregoing.

“Governmental Authority” means any federal, state, local or other governmental, regulatory or judicial agency, authority, or other entity having legal jurisdiction over the Parties, any Job Site or Installation or the ownership or operation of any Project, including any Utility. For the purposes of this Agreement, homeowners’ or property owners’ associations are considered entities having legal jurisdiction over the applicable Job Site or Installation.

“Hazardous Material” means any hazardous or toxic substance, waste or material, or any other substance, pollutant or condition that poses a risk to human health or the environment.

“Home Improvement Contract” means a contract substantially in one of the forms attached hereto as Exhibit D or in another form as a result of changes to such forms in accordance with Section 4.10 to be signed by Installer and/or Installer’s Affiliate for the Project.

“Indemnified Person” has the meaning set forth in Section 7.4.

“Indemnitor” has the meaning set forth in Section 7.4.

“Installation” means, with respect to a given Project, the design, engineering, equipment procurement, supervision, provision of labor, materials, equipment, tools, construction equipment and machinery, utilities, transportation and procurement of all Permits as set forth in the Home Improvement Contract and Project Specifications applicable to such Project.

“Installer” has the meaning set forth in the Preliminary Statement.

“Installer Account” has the meaning set forth in Section 3.5.3.

“Installer Default” has the meaning set forth in Section 6.1.1.

“Installer Indemnified Person” or “Installer Indemnified Persons” has the meaning set forth in Section 7.2.

“Installer Qualifying Information” means the financial, credit, licensing and other information regarding Installer as requested by Loanpal from time to time pursuant to this Agreement

“Installer Price” means, with respect to a given Project, the Loan Amount less the Program Fee.

“Job Site” means the rooftop(s) or other property on or about the dwellings owned by a Consumer where the applicable Project will be installed and any other areas on such Consumer’s property that such Consumer allows Installer to use, occupy or disturb in connection with performance of the applicable Installation, including for ingress and egress, laydown and temporary storage purposes.

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“Knowledge” means, with respect to a particular fact or other matter after due inquiry, an individual is or should have become aware of such fact or other matter. A Person (other than an individual) shall be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a supervisor, manager, director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Loan Agreement” means a contract currently in substantially one of the forms attached hereto as Exhibit E, which Loanpal may change from time to time.

“Loan Amount” means the amount equal to the price paid by a Consumer for a Project pursuant to a Home Improvement Contract, including any Add-on or adjustments for change orders.

“Loan Funding Date” means, with respect to a given Project, the date on which Loanpal has funded the Installer Price, in its entirety.

“Loan Repurchase Price” means, with respect to a given Project, the Installer Price plus any due and unpaid interest and fees under the Loan Agreement.

“Loan Termination” has the meaning set forth in Section 6.1.3.

“Loanpal” has the meaning set forth in the Preliminary Statement.

“Loanpal Default” has the meaning set forth in Section 6.3.

“Loanpal Indemnified Person” or “Loanpal Indemnified Persons” has the meaning set forth in Section 7.1.

“Losses” means any and all liabilities (including, without limitations, liabilities arising out of the application of the doctrine of strict liability), obligations, losses, damages, penalties, fines, claims, penalties, actions, suits, judgments, costs, expenses and disbursements (including reasonable legal fees and expenses and reasonable costs of investigation).

“Milestone” has the meaning set forth in Section 3.5.2.

“Milestone Approval” has the meaning set forth in Section 3.5.2.

“Milestone Rejection” has the meaning set forth in Section 3.5.2.

“Milestone Submission” has the meaning set forth in Section 3.5.2.

“Non-Warranty Repairs” means with respect to a Solar System, any necessary repairs to a Solar System not covered by the Workmanship Warranty or Principal System Component manufacturer warranty.

“NPI” has the meaning set forth in Section 9.13.1.

“Parties” has the meaning set forth in the Preliminary Statement.

“Permit” means each and every national, regional and local license, authorization, certification, filing, recording, permit or other approval with or of any Governmental Authority, including each and every environmental, land use, construction or operating permit and any agreement, consent or approval from or with any Governmental Authority that is required by any Applicable Law or that is otherwise necessary for the performance of an Installation or for operation, maintenance and use of a Project.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Pricing Specifications” has the meaning set forth in Section 3.1.

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“Pricing Variables” means variable terms (such as length of repayment periods and APR) that are included by Loanpal in the applicable Pricing Specifications.

“Principal System Components” means photovoltaic modules, inverters and/or batteries included in the Solar/Storage System.

“Program” has the meaning set forth in Section 2.1.

“Program Fee” means the program fee percentage set forth in the applicable Pricing Specification multiplied by the Loan Amount.

“Program Specification” has the meaning set forth in Section 3.1.2.

“Project” means the Solar System, plus any Add-Ons.

“Project Specifications” means the specifications for a Project, excluding Add-ons, and certain other terms and conditions for Loanpal’s obligation to purchase or fund under a Loan Agreement, as applicable, and identified (a) generally as such on the Program Specification, and (b) specifically for a particular Solar System (i) as set forth in the Home Improvement Contract and (ii) submitted to Loanpal by Installer through the Software or other process approved by Loanpal. Project Specifications shall include at minimum the Principal System Components for the Solar System (manufacturer, quantity, nameplate capacity of modules, inverters and meters); the applicable Utility, the Solar System size, and the Amount Financed.

“Representatives” has the meaning set forth in Section 9.12.

“Responsible Officer” means the chief executive officer, chief financial officer or any other duly appointed officer of Installer.

“Software” means the Loanpal Software, the proprietary electronic application and funding platform and portal owned by Loanpal, and to be used by Installer and Loanpal in connection with this Agreement, to generate and exchange documentation and notices regarding the Program, including Consumer Applications, Project Specifications, Consumer Credit Offers, Loan Agreements and Consumer Disclosures.

“Solar System” means a photovoltaic energy generating system, that can consist of solar panels or modules, inverter(s), electricity storage system, energy efficient monitoring equipment and related equipment and wiring installed at a premise owned by the Borrower at the time of installation identified in the applicable Project Specifications.

“Sub-Installer” means (a) any party, not an employee, with whom Installer enters into an arrangement for the performance of any of Installer’s obligation under this Agreement, whether that be some or all of the performance of the Installation of a Project or for the supply of labor or services to Installer in connection with the Installation of any Project, or Installer’s other obligations, and (b) any party, not an employee, at any tier with whom any Sub-Installer has further subcontracted any part of any Installation or other of Installer’s obligations hereunder.

“Term” means the term of this Agreement set forth in Section 2.2.

“Territory” means the states, utility service territories or other geographic areas where a Loan Agreement is available as indicated in the Software. References to multiple “Territories,” “any Territory” or “each Territory” are to the Territories identified in an active Program Specification for Installer on the Software from time to time.

“Utility” means the local public electric utility to which a Solar System will be interconnected.

“Workmanship Warranty” means the warranty provided by the Installer and/or Installer’s Affiliate under the applicable Home Improvement Contract.

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ARTICLE 2.

OVERVIEW AND TERM

2.1 Overview. This Agreement sets forth the terms and conditions pursuant to which Installer will identify potential Consumers and proposed Projects Installer has sold to such Consumers on credit under a Program Specification; and in connection with such Consumers and proposed Projects, Loanpal shall have the opportunity to enter into Loan Agreements directly with such Consumers, in each case at the applicable Loan Amount (collectively, the “Program”).

2.2 Term. The term of this Agreement commences as of the Effective Date and continues until terminated by either Party pursuant to Article 6 (the “Term”).

ARTICLE 3.

PROGRAM OPERATIONS

3.1 Pricing and Program Specifications.

3.1.1 Pricing Specifications. Upon signing this Agreement, Loanpal and the Installer agree to the Pricing Specifications that describe the Program Fee and the range of Pricing Variables under which Loanpal is willing to offer to consumers Loan Agreements (as applicable) in substantially the form attached to Exhibit A (“Pricing Specifications”). These Pricing Specifications may change from time to time as outlined in Section 3.1.3.

3.1.2 Program Specification. Upon signing this Agreement, Loanpal and the Installer agree to the Program Specifications, in substantially the form attached to Exhibit B. The Program Specifications will (a) provide general terms and requirements for loans that will be offered to consumers for the Projects completed by the Installer, (b) define the conditions for Installer achieving each applicable Milestone, (c) set the deadlines for Installer achieving each applicable Milestone and completing Installation of Projects, (d) set forth the required Project Specifications, and (e) describe any other applicable terms. These Program Specifications may change from time to time as outlined in Section 3.1.3.

3.1.3 Right to Adjust Pricing and Program Specifications.

(a) Loanpal may from time to time, in its sole discretion, replace or change any existing Program Specifications or existing Pricing Specifications. Loanpal will provide written notice via e-mail (as provided in Section 9.1) to the Installer of any change of either the Program Specifications or Pricing Specifications, which revisions will be deemed to amend and replace Exhibit A and/or Exhibit B.

(b) Such revised Program Specifications or Pricing Specifications shall apply to each Project for which the date of the Consumer Credit Offer occurs on or after the date Loanpal provides in the written notice in subparagraph (a) above.

3.2 Underwriting.

3.2.1 Consumer Application Submission and Review.

(a) Consumer Application Submission. With respect to each Consumer Application, Consumer shall (i) provide the required Consumer information, and that information should be entered into the Loanpal Software either directly, via API, or other means mutually agreed upon by the Parties (ii) ensure all information is complete and accurate (iii) submit such Consumer Application through the Software or by other method agreed to by Loanpal and the Installer.

(b) Consumer Authorizations. When submitting a Consumer Application, which may be done only in compliance with Loanpal’s rules and procedures, and with Loanpal’s prior approval, if the Installer collects and transmits to Loanpal any Consumer NPI, the Installer shall obtain and maintain, as required by Section 4.2.2, each Consumer’s confirmed or recorded authorization for Loanpal to use NPI related to such Consumer to order a Consumer’s credit report and evaluate such Consumer’s credit and otherwise in connection with the Program.

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3.2.2 Consumer Application Review.

(a) Loanpal shall respond to each Consumer Application in one of the following ways: (1) “Approved,” (2) “Approved with Stipulations,” (3) “Pending” or (4) “Declined” in accordance with the timeframes set forth below:

(i) Loanpal shall, upon confirming that such Consumer Application is complete, review and respond to Installer and the applicable Consumer within 60 seconds (subject to normal electronic and Internet connectivity conditions).

(ii) If Loanpal responds to a Consumer Application with “Approved with Stipulations,” Loanpal shall request additional information and documentation required from the Consumer or Installer in order for Loanpal to further consider such Consumer Application. Loanpal shall then make a determination as to the status of such Consumer Application within two (2) Business Days after Loanpal’s receipt of such requested additional information and documentation.

3.2.3 Consumer Application Approval. If a Consumer Application is classified by Loanpal as “Approved” or “Approved with Stipulations”:

(a) Loanpal shall provide to the Consumer the Consumer Credit Offer, any additional information or documentation needed from the Consumer in the case of “Approved with Stipulations”, and applicable Consumer Disclosures that the applicable Consumer qualifies for based on the Pricing Variables.

(b) Installer agrees and acknowledges that each Consumer Credit Offer shall be (i) for an amount not to exceed the maximum amount specified therein; and (ii) valid, along with the associated Project Specifications, for the time period set forth in the applicable Program Specification, subject to expiration provided in Section 3.3.2.

3.3 Consumer Acceptance.

3.3.1 Consumer Credit Offer.

(a) If a Consumer communicates to Installer its decision to purchase a Solar System from the Installer and accept the applicable Consumer Credit Offer from Loanpal:

(i) Installer shall (a) notify Loanpal of the Consumer’s desire to accept the applicable Consumer Credit Offer and (b) provide the details contained in the Home Improvement Contract including but not limited to the final Loan Amount for such Consumer’s Project;

(ii) Loanpal shall (a) generate the Loan Agreement, including other related documents and all required Consumer Disclosures, (b) send directly to Consumer via secured E-Mail, and (c) initiate and facilitate the Consumer’s execution of such Loan Agreement.

(b) The date that Loanpal receives a completed and fully executed Loan Agreement electronically executed by the applicable Consumer, associated with a Consumer Credit Offer, and any applicable statutory rescission period associated with such Loan Agreement has passed, and any other requirements as set forth in the Program Specification have been met, shall be the “Consumer Acceptance” for such Consumer Credit Offer.

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(c) Upon the occurrence of Consumer Acceptance for a Loan Agreement, subject to Section 3.3.2:

(i) Loanpal shall notify Installer that the Consumer has executed the Loan Agreement; and

(ii) Loanpal shall be obligated to fund such Loan Agreement with the applicable Consumer; in each case, on the terms set forth in this Agreement, the applicable Program Specification, pursuant to the applicable Project Specifications, and subject to Section 3.3.2.

3.3.2 Expiration of Consumer Credit Offer. Any Consumer Credit Offer and the corresponding Loan Agreement shall automatically expire (i) as provided in the applicable Program Specification, or (ii) if any Milestone completion deadline (as set forth in the Program Specification) is not met. Upon request by Installer to Loanpal, Loanpal may in its sole discretion extend a Consumer Credit Offer and Loan Agreement as set forth in such Program Specification. Installer may reinitiate the Consumer Application process for a Consumer, with Consumer consent, if the associated Consumer Credit Offer has expired and not been extended.

3.3.3 Consumer / Solar System UCC Filings. Installer acknowledges and agrees that Loanpal may file or cause to be filed financing statements and fixture filings in the name of Loanpal with respect to a Solar System associated with a Consumer Application, at any time after the applicable Loan Funding Date.

3.4 Installer Installation of Projects.

3.4.1 Installation. Installer shall be solely responsible for the Installation for each Project. The Installation includes all facilities, items and services, even if not specifically identified herein, that are necessary to complete such Project in accordance with the Home Improvement Contract and/or other requirements of this Agreement.

3.4.2 Change Orders. Installer shall provide notice of any change orders to a Home Improvement Contract promptly to Loanpal through the Software, or by other process approved by the Parties. In the event of a change to the Home Improvement Contract that results in a change to the Amount Financed set forth in a Loan Agreement, Installer shall be required to submit a request to cancel the Loan Agreement, and after cancellation (if approved by Loanpal), shall repeat the steps outlined in Section 3.3.1 above in order to generate and submit a new Loan Agreement reflecting such terms.

3.4.3 Force Majeure Events. Notwithstanding the foregoing, any Milestone associated with the Installation schedule for a Project may be extended up to an additional 90 days (or longer, if approved by Loanpal in its reasonable discretion), due to the occurrence and continuance of a Force Majeure Event affecting such Project. Installer shall give notice to Loanpal of the occurrence and continuance of a Force Majeure Event promptly upon receiving any notice, or having any Knowledge thereof, and shall keep Loanpal advised on a current basis of the expected impact of such Force Majeure Event upon its schedule for performance. Installer shall use all commercially reasonable efforts to promptly alleviate such Force Majeure Event and its impact.

3.4.4 Job Site Supervision and Personnel. Installer shall be solely responsible for supervising and directing each Installation, and shall be solely responsible for and have exclusive control over the means, methods, techniques, sequences and procedures employed. Installer shall ensure that all persons performing each Installation are skilled in the tasks assigned to them and have active appropriate licenses and posted license bonds, if applicable.

3.4.5 Sub-Installers.

(a) Consent Not Required for Installation Sub-Installers. Subject to Section 3.4.5(b), Installer may use and engage Sub-Installers (including engineers or the supply of labor or services or Affiliates) to perform some or all of the Installation without Loanpal’s approval; and

(b) Installer shall be solely responsible for the performance of all obligations under this Agreement, and for paying each Sub-Installer amounts due to such Sub-Installer, and nothing contained herein shall obligate Loanpal to pay any Sub-Installer for any of the obligations performed by such Sub-Installer or taxes or withholdings related to such obligations performed by any such Sub-Installer. No Sub-Installer is intended to be, nor shall any such Sub-Installer be deemed to be, a third-party beneficiary of this Agreement or an agent, employee, Installer, joint venture or partner of Loanpal. Installer shall cause all Sub-Installers to comply with the terms of and standards of performance set forth in this Agreement applicable to Installer. Installer shall ensure that all Sub-Installers are in compliance with all license and bonding requirements applicable to the obligations of Installer to be performed by them in accordance with Applicable Law. Installer agrees to cause all Sub-Installers to maintain, and comply with, the same insurance requirements as Installer. Installer shall ensure that its use of, compensation of and activities by all of its Sub-Installers are in compliance with Applicable Law, including but not limited to all fair housing and fair lending laws as it relates to any aspect of the activities contemplated by this Agreement. Installer shall be solely responsible for the employment, control, actions, liability and conduct of its Sub-Installers, including the compliance with the terms of this Agreement.

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3.4.6 Quality Assurance of Project. Each Project shall be subject to commercially reasonable quality assurance review by Loanpal or any third party appointed by Loanpal, as determined by Loanpal from time to time. Loanpal may request within 10 business days after the end of each month and the Installer shall provide Loanpal with all sales proposals, install photos, Permits, Final System Designs, and PTO documentation, if applicable, for all loans funded the previous month. If Installer does not deliver the requested information within five (5) business days after Loanpal’s request then Loanpal shall have the right to, among other things, suspend the Installer until said time as Installer complies with Loanpal’s request.

3.5 Payments for Loan Agreements.

3.5.1 Determining Payment Amounts. The Installer Price shall be calculated by applying the fees, rates and information set forth in the applicable Program Specification, Pricing Specification and Project Specifications, to the Amount Financed.

3.5.2 Milestones.

(a) Each Program Specification shall set forth milestones for completion of each Installation and Project (each, a “Milestone”).

(b) Installer shall notify Loanpal via the Software upon completing each Milestone for a Project as provided in this Section 3.5.2 (a “Milestone Submission”) (except that Consumer Acceptance shall be as provided in Section 3.3.1).

(c) As of the date of each Milestone Submission to Loanpal, Installer shall be deemed to certify to Loanpal that each of the representations and warranties in Article 5 is true and correct, including with respect to the applicable Project. Within one (1) Business Day of receipt of a Milestone Submission, Loanpal shall review and notify Installer via the Software whether such Milestone, as described in the Program Specification, has been met (“Milestone Approval”) or is deficient (each, a “Milestone Rejection”).

(d) In the event of a Milestone Rejection, Installer may resubmit the Milestone Submission upon curing any deficiency, so long as such resubmission is made within the applicable Milestone completion deadline.

(e) If Milestone Approval does not occur by the applicable deadline set forth in the Program Specification for a Project (other than due to Loanpal’s failure to comply with its obligations under the Agreement), Loanpal may exercise its remedies set forth in Article 6; and/or the Consumer Credit Offer shall expire.

3.5.3 Loanpal Payments. Within two (2) Business Day after Loanpal has issued a Milestone Approval for a Project pursuant to Section 3.5.2 that is associated with a payment, Loanpal shall pay or fund (as applicable) the Installer Price, in immediately available funds, to Installer at the account designated by Installer on Exhibit C (the “Installer Account”). Installer may change the Installer Account direction from time to time upon five (5) business days’ written notice to Loanpal by providing an updated Exhibit C.

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3.5.4 Effect of Payments.

(a) Loan Agreements. Any complete funding of a Loan to Installer shall, regardless of any fees or setoff retained by Loanpal as permitted under this Agreement, be deemed a full funding of the Amount Financed for such Loan to the applicable Consumer and such Consumer’s payment of such amount to Installer in full satisfaction of the applicable Project as set forth in the applicable Home Improvement Contract.

3.5.5 Right to Setoff. Loanpal shall have the right to set off amounts due and owing by Installer, including without limitation amounts for removal of liens, against any amounts owed by Loanpal to Installer under this Agreement, regardless of whether such amounts relate to the same or different Projects or Loan Agreements.

3.6 Closing Call. Loanpal hereby reserves the right to perform a Closing Call following the Loan Funding Date for any such Consumer. If any material Consumer Complaint is brought forth by the Consumer as part of the Closing Call, Loanpal shall promptly notify Installer. Installer will use commercially reasonable efforts to promptly remedy such Consumer Complaint.

3.7 Production Data. Installer agrees to provide to Loanpal with a standard quarterly operating report containing system level production data as specified in the Program Agreement within ten (10) business days of the end of every quarter. In addition, within five (5) business days of Loanpal’s request, Installer will provide Loanpal with system-level production data regarding specific Consumers with Delinquent Loan Agreements.

ARTICLE 4.

INSTALLER COVENANTS

4.1 Notice of Relevant Events.

4.1.1 Litigation. Each party shall promptly inform the other party of any litigation, action, investigation, material Consumer Complaint, event or proceeding that is pending or has been threatened, in either case of which it has Knowledge, that: (a) arises under or relates to this Agreement, any of the transactions under this Agreement or any of Installer’s, any Sub-Installer’s, or Loanpal’s licenses or Permits required for performance under this Agreement, (b) if adversely resolved, would (i) have a material adverse effect on any Loan Agreement, Home Improvement Contract, or related Project; (ii) have a material adverse effect on the ability of Loanpal, Installer, or Sub-Installers or any of their Affiliates to perform their respective obligations under this Agreement; (iii) have a material adverse effect on Installer or Loanpal; or (iv) constitute or result, if true, in a material breach of any representation, warranty, covenant or agreement set forth in this Agreement. Any information provided by Installer pursuant to this Section 4.1.1 shall be deemed Installer Qualifying Information.

4.1.2 Change in Circumstances. Each party shall promptly inform the other Party upon receiving any notice of, or having any Knowledge of (a) any failure by such Party to comply with its obligations hereunder, or (b) any material misrepresentation, falsity or deficiency in any documentation or materials submitted by such Party to a Consumer hereunder (including any subsequent events that have caused a Loan Agreement or other document hereunder to become incorrect, false, or deficient) or (c) any material change in Installer Qualifying Information that Installer previously provided to Loanpal. Any information provided by Installer pursuant to this Section 4.1.2 shall be deemed Installer Qualifying Information.

4.1.3 Licenses and Registrations. Installer shall identify to Loanpal all licenses and registrations, including the license and registration number if applicable, required for the performance of Installer’s obligations for each Installation. Upon Loanpal’s request, from time to time, Installer shall deliver evidence satisfactory to Loanpal from the applicable state licensing board that Installer is in good standing and is not subject to any liens, litigation, or material complaints before such licensing board. Any information provided by Installer pursuant to this Section 4.1.3 shall be deemed Installer Qualifying Information.

4.1.4 Breach of Reps and Warranties. Installer shall notify LoanPal within five (5) business days after becoming aware of any representations or warranties in Article 5 not being true or correct when made.

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4.2 Compliance With Applicable Law; Performance in English and Spanish.

4.2.1 Each Party shall perform all activities in connection with this Agreement and the Program, including all advertising and promotion activities, (a) in compliance with each Home Improvement Contract, each Loan Agreement, and Applicable Law, (b) making no unreasonable or deceptive claims, and (c) only in English or Spanish languages, unless otherwise approved by Loanpal. Installer shall ensure that each Home Improvement Contract is in clear and understandable terms and contains a full, complete and accurate description of the Project and Installation in compliance with Applicable Law. Without limiting the generality of its obligations hereunder, Installer shall not discriminate against any Consumer on any basis prohibited by Applicable Law and Installer shall not use or disclose any information relating to Consumers in violation of Applicable Law.

4.2.2 Each party shall provide the other Party with all records and information requested by such party in order to investigate or address any material Consumer Complaint related to the other Party. Each party shall maintain paper copies (when used) or copies of electronic images of its submissions and invoices and other records pertaining to any transaction covered by this Agreement for such time and in such manner as Loanpal or any Applicable Law may require, but in no event less than (x) two years from the date of submittal of any Consumer Applications with respect to any Consumers that do not receive a Consumer Credit Offer or (y) seven years from the date of submittal of any Consumer Applications or invoices with respect to any Consumers that receive a Consumer Credit Offer.

4.2.3 Installer shall not advertise or promote any Loanpal product or service without prior written approval of Loanpal. Subsequent to Loanpal’s initial review and approval of any advertisements or promotions of Loanpal’s product or service, Loanpal will need to review any of the Installer’s advertisements or promotions that are materially different than the initial advertisements or promotions of Loanpal’s product or service that Loanpal has already reviewed and approved.

4.2.4 If Contractor is working with a Consumer who negotiates primarily in Spanish or whose English skills cannot be described as “proficient”, then Contractor shall utilize the Home Improvement Contract in the Spanish language. Other approved non-English language contracts may be provided in accordance with Section 4.2.1 above. A failure of Contractor to use the appropriate non-English language Home Improvement Contract for Consumers with non-proficient English skills shall be deemed a material breach and default of this Agreement.

4.3 Agency. Installer shall not, and shall not permit any Sub-Installer to, represent that it is an agent or employee of Loanpal. Loanpal shall not represent that it is an agent or employee of Installer.

4.4 Representations to Consumers Regarding Projects. Installer (a) shall not, and shall not permit any Sub-Installer to, (i) make any misrepresentations regarding the performance of the Projects; or (ii) make any representations regarding the performance of the Projects, including energy savings, that are not provided by or reasonably related to and consistent with those provided by the equipment manufacturer(s); and (b) shall in all cases ensure that all representations it or any Sub-Installer makes are in accordance with good solar industry practice. Installer shall not, and shall not permit any Sub-Installer to, provide any Consumer with any warranty that is not expressly set forth in the applicable Home Improvement Contract. Installer shall not allow any of its employees or representatives, or the employees or representatives of its Sub-Installers, to make any verbal representations concerning these matters that go beyond the applicable written materials and representations provided to Consumers. If Installer breaches the representations set forth in this Section 4.4, then Loanpal may, among other things, reject the funding of any given Project.

4.5 No Exclusivity. Installer shall not, and shall cause each Sub-Installer not to, represent that it is the exclusive provider of services under the Program. Loanpal shall not represent that it is the exclusive provider of loan products to customers of Installer.

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4.6 Monitoring and Ownership Support Services.

4.6.1 Monitoring. Installer shall ensure that each Solar System meets the performance and production monitoring requirements set forth on the Program Specification.

4.6.2 Ownership Support Services. During the term of the Workmanship Warranty, Installer shall provide the following ownership support services to the Consumer, at no additional cost to such Consumer or Loanpal.

(a) Consumer Warranty Claim Assistance: Remotely diagnose, investigate on site and resolve, as applicable, any Consumer concern (including but not limited to system performance) that may result in a Workmanship Warranty claim or Principal Solar System Component manufacturer warranty claim.

(b) Warranty Claim Response Times: Respond to Consumer requests for Solar System claims where the Solar System is not functioning (critical claims) within five (5) Business Days.

(c) Non-Warranty Repairs. Identify to Consumer any Non-Warranty Repairs. This may include providing to the Consumer a quotation for performance of such repairs by Installer (if applicable and appropriate in the circumstances), or advice as to the type of repairs necessary, the likely cost to the Consumer, and possible service providers. Prior to performing Non-Warranty Repairs, obtain written consent (in accordance with Applicable Law) from the Consumer as to the scope of work and associated cost to the Consumer. Installer is solely responsible for collecting any payments from the applicable Consumer for any Non-Warranty Repairs.

(d) Other. Provide any other warranty or support services as set forth in the Program Specification.

4.7 Warranties.

4.7.1 Workmanship Warranty. Installer shall:

(a) Warrant to the Consumer that each Solar System has been installed in accordance with the warranties specified in the Home Improvement Contract, which shall not be less than the following minimum warranty standards:

(i) Workmanship Warranty = 10 years

(ii) Roof Penetration Warranty = 5 years

(b) Warrant to the Consumer that the components of the Solar System shall have no less than the following minimum manufactures warranty standards, which such warranties shall be transferred to the Consumer:

(i) Inverter Product Warranty = 10 years

(ii) Module Product Warranty = 10 years

(iii) Module Performance Warranty = 25 years

(iv) Battery Product Warranty = 10 years

(c) Cause the Workmanship Warranty in each Home Improvement Contract to:

(i) With respect to the Solar System:

(1) Provide that all goods, services, equipment, parts and materials used in connection with the installation of the applicable Solar System (i) are free from any defects in design, materials, workmanship and manufacturing, except with respect to Principal System Components and (ii) are new, unused and undamaged at the time of Installation.

(2) Provide that the Installation (i) conforms to all Applicable Laws, (ii) has been performed in accordance with the terms and conditions set forth in the applicable manufacturer’s warranties for Principal System Components and (iii) is free from any defects in construction, installation and workmanship.

(ii) With respect to the Add-ons: contain commercially reasonable and market terms.

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4.7.2 Support for Manufacturer’s Warranties.

(a) During the term of the applicable Workmanship Warranty for each Home Improvement Contract, Installer shall use commercially reasonable efforts to support the enforcement of manufacturer’s warranties for Principal System Components by any Consumer or carry out enforcement of such warranties on behalf of such Consumer, if requested and at Consumer’s expense to the extent not covered by such manufacturer’s warranty.

(i) Installer shall promptly notify Loanpal in regards to any manufacturer that is not honoring the warranty of any Principal System Components ever used by Installer on any Project.

(b) For the avoidance of doubt, nothing in this Section obligates Installer to assume any obligations under a manufacturer’s warranty for Principal System Components; however, Installer shall bear the cost of removal and replacement of Principal System Components covered by manufacturer warranty where required by Applicable Law, Utility tariff or Rebate Program.

4.7.3 Consumer Project Performance Inquiry. During the term of the applicable Workmanship Warranty, Installer shall respond to all Consumer inquiries regarding the Project and specifically Solar System performance, with prompt attention given to those that may result in a Workmanship Warranty claim or manufacturer’s warranty claim. Without limiting Installer’s obligations under the Workmanship Warranty, Installer shall assist in the diagnosis of all Solar System performance issues, and should Installer determine that the problem requires an on-site assessment, Installer will promptly do so. Installer will provide the applicable Consumer with the assessment of the cause of the performance issue and options available to such Consumer (including those that may require such Consumer to pay for any part, or all of the repair cost) to return such Solar System to its expected operating condition.

4.7.4 Installer Failure to Perform. If Installer fails to comply with its Workmanship Warranty obligations owed to a Consumer, Loanpal shall have the right, without limiting any other remedies Loanpal may have at law or equity arising from Installer’s failure, to perform such obligations and Installer shall reimburse Loanpal for the costs of such performance.

4.8 Maintenance of Insurance. During the Term of this Agreement and thereafter for so long as Installer has any obligations to Loanpal, Installer shall maintain at its expense general liability insurance and workers’ compensation insurance in such amounts and in such forms as are commercially reasonable for a business of Installer’s nature. If requested by Loanpal, Loanpal and other parties identified by Loanpal, shall be named as an additional insured under each policy. If requested by Loanpal, Installer shall provide Loanpal with a certificate of insurance evidencing such insurance coverage and renewals thereof. Installer shall notify Loanpal in writing if any required insurance policy is not renewed within 15 days of the renewal deadline. Any insurance certificates or information provided by Installer pursuant to this Section shall be deemed Installer Qualifying Information.

4.9 Installer Financial Statements. Installer shall deliver to Loanpal, if not publicly available, (a) as soon as available after the current fiscal year, and each subsequent fiscal year, and (b) upon request by Loanpal after the end of a fiscal quarter, a balance sheet and related statements of operations, cash flows and owners’ equity, in each case (x) showing the financial position of Installer as of the close of such fiscal year or quarter, as applicable, and the results of its operations during such year or quarter, as applicable, (y) with respect to a fiscal year, audited or reviewed by a certified public accountant, and (z) fairly presenting, in all material respects, the financial position and results of operations of Installer at the dates indicated in conformity with GAAP. Any information provided by Installer pursuant to this Section shall be deemed Installer Qualifying Information.

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4.10 Home Improvement Contracts. Installer shall have any form of home improvement contract it intends to use for the Program (including, for the avoidance of doubt, any revision or modification to a home improvement contract previously used in the Program) certified by a Responsible Officer as having been reviewed by Installer’s counsel and determined to comply with all Applicable Laws (including laws requiring filing with or approval by any Governmental Authority) for each Territory, the Warranty and ownership support services requirements of this Agreement, and the requirements of the Program Specification (each such contract or revision, a “Home Improvement Contract”). Furthermore, Installer shall provide each such Home Improvement Contract to Loanpal and Loanpal may review such Home Improvement Contract and, at its reasonable discretion, determine that such Home Improvement Contract is ineligible to be used in the Program. Installer shall ensure that each Home Improvement Contract executed by a Consumer is identical to the applicable form Home Improvement Contract submitted to Loanpal pursuant to the foregoing process. Nothing in this section shall satisfy or limit Installer’s obligations under Section 4.1.1. Notwithstanding anything to the contrary contained herein, each Home Improvement Contract must include, at a minimum, the following info:

(a) The construction license number for the applicable State if required by that State;

(b) Warranty Information for the Solar System;

(c) A minimum of a 3-day Right to Cancel, or such longer period of time as required and in accordance with the applicable State or federal law.

(d) The Project Description for the Solar System

4.11 Review of Installer Qualifications. Installer shall, from time to time, provide information and documentation reasonably requested by Loanpal to confirm Installer’s eligibility to continue in the Program, including, but not limited to, copies of then current licenses, registrations and insurance certificates, sale and marketing material, and any financial statements provided pursuant to Section 4.9.

4.12 Qualifications and Training of Sales and Installation Employees. Installer’s sales and Installation employees are duly qualified, registered and licensed, and have received training for their respective positions commensurate with customary industry practice. Installer shall ensure that each of its sales and Installation employees, and those of its Sub-Installers involved in the sales process, shall receive relevant compliance training as reasonably required or provided by Loanpal from time to time, and provide confirmation of the same as reasonably requested by Loanpal. Loanpal’s sales and underwriting employees are duly qualified, registered and licensed (where applicable), and have received training for their respective positions commensurate with customary industry practice.

4.13 Liens and Encumbrances: Installer shall not permit to exist any lien, charge or encumbrance on, either (a) any Project financed by a Loan Agreement or (b) all other fixtures, maintenance supplies, tools, equipment and the like that are appurtenant to, or used in the operation of, such Project, so that the applicable Consumer will own such Project, fixtures, maintenance supplies and equipment free and clear of any mortgages, liens, charges, encumbrances or mechanics’ liens arising or that might arise by, through or under Installer or Sub-Installers. Notwithstanding the foregoing, if the applicable Program Specification provides for any interim Milestones, the foregoing shall not apply to liens arising in respect of work on the Project that has not been completed as of the achievement of any such interim Milestone, which liens shall be released upon achievement of the final Milestone.

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ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

5.1 Both Parties Representations and Warranties. Both Parties represent and warrant to the other as follows, as of (a) the Effective Date, (b) the date of any Consumer Application; and (c) the date on which Installer achieves any Milestone:

5.1.1 Organization and Qualification. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is authorized to do business and in good standing in the Territory in which the applicable Project is located and has the lawful power to engage in the business it presently conducts and contemplates conducting.

5.1.2 Power and Authority. It has the power to make and carry out this Agreement and to perform its obligations hereunder and all such actions have been duly authorized by all necessary proceedings on its part.

5.1.3 Licenses. It is duly licensed, as required by Applicable Law, to perform its obligations under this Agreement.

5.1.4 No Conflicts. The execution, delivery and performance of this Agreement will not conflict with, result in the breach of, constitute a default under or accelerate performance required by any of the terms of its Governing Documents or any Applicable Law or any covenant, agreement, understanding, decree or order to which Installer is a party or by which it or any of its properties or assets is bound or affected.

5.1.5 Enforceability; Validity; and Binding Effect. This Agreement constitutes the valid and binding obligation of the parties, enforceable against each party in accordance with its terms.

5.1.6 Bankruptcy. No Event of Bankruptcy has occurred with respect to either party or any of its Affiliates.

5.1.7 Compliance with Laws. Each Party is and will continue to be in compliance with all applicable lending, consumer finance, consumer protection and other applicable laws relating to the activities it is obligated to perform pursuant to this Agreement (including related marketing activities) and that is possesses any licenses or authorizations needed to engage in the activities contemplated by this Agreement.

5.2 Representations and Warranties Respecting Each Loan Agreement and Project. With regard to each Customer Application and/or project, Installer represents and warrants to Loanpal as follows, as of (a) the date on which Installer submits the Consumer Application (b) the date on which Installer achieves any Milestone for that project, including, without limitation, the notice of permission to operate; or (c) such other date to which a given representation and warranty refers, as applicable:

5.2.1 Accuracy of Installer Submitted Information. To the best of Installer’s Knowledge, (a) as of the date of the applicable Consumer Application to Loanpal, the information provided by Installer with respect to such Consumer Application is true, correct and complete in all material respects and (b) as of the date of the applicable Milestone submission, Installer has no reason to believe the information provided in the applicable Consumer Application is or has become incorrect, false, or deficient.

5.2.2 No Defaults. Installer is not in default under and has no Knowledge of any default by any other party under the applicable Home Improvement Contract.

5.2.3 Applicable Contracts. Each of the applicable Home Improvement Contract is in compliance with Section 4.10, is in full force and effect and Installer has no Knowledge of any breach, default or event of default thereunder.

5.2.4 No Defenses to Payment. Installer is not aware of and has no Knowledge of any defenses to payment by the Consumer under the applicable Loan Agreement (other than the proper completion of the applicable Installation with respect to the applicable Milestone).

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5.2.5 Cash Prices Are Market Prices. The purchase price for each Project associated with a Loan Agreement represents a fair retail price for the design, procurement and installation of the applicable Project, including any Add-ons, and is no higher than the price that Installer would charge for an equivalent project sold for cash or sold on credit outside of the Program.

5.2.6 Conditions Precedent to Each Milestone. All of the conditions to the applicable Milestone set forth in the applicable Program Specification have been satisfied.

5.2.7 No Litigation or Consumer Complaint. There is no litigation or unresolved Consumer Complaints associated with the Project

5.2.8 No Other Financing Arrangements. To Installer’s Knowledge, the applicable Loan Agreement is the sole source of financing for the purchase of the applicable Project.

5.2.9 Disclosure to Loanpal and Consumers. No financial or other information provided by Installer to Loanpal or the applicable Consumer in connection with the Project, the Loan Agreement, the Home Improvement Contract or any other document related to such Project, including statements regarding energy savings, cost savings and eligibility for rebates or tax benefits, as of the date such information was provided, contained any untrue statement of a material fact or omitted a material fact necessary to make the information provided not misleading in light of all the circumstances existing at the date the information was provided. Installer has no Knowledge of any circumstances that would cause such information to be materially misleading.

5.2.10 Assistance with Delinquent Loan Agreements: Within the first six (6) months after Installation, Installer shall, within ten (10) business days, use commercially reasonable efforts to assist Loanpal in making current any Delinquent Loan Agreements, including but not limited to, turning off the Solar System when Loanpal deems in its sole discretion such action is necessary. When possible and when supported by the technology and components of the Solar System, Installer shall remotely turn off the Solar System of such Delinquent Loan Agreement within a reasonable amount of time after receiving notification from Loanpal to turn the system off. In the event that the technology of the given Solar System is not capable of being turned off remotely, Installer shall provide an estimate of the cost to physically roll a truck to the Consumer’s address on which the Solar System has been installed. Loanpal, in its sole discretion, will decide whether to contract Installer to roll a truck and physically disconnect such Solar System, and will reimburse Installer at cost for such action. Installer shall disconnect such Solar System within a reasonable amount of time after Loanpal’s notification of its decision to have Installer roll out a truck to disconnect the Solar System.

5.2.11 No Adverse Selection: No selection procedures reasonably believed by the Installer to be adverse to Loanpal were utilized in selecting any Consumer in respect of such Project, and each Project sold to Loanpal has not been selected in a manner that would be more adverse to the Loanpal than to any such other entity and its creditors.

5.2.12 No Second Pass at Credit Approval: Such Consumer has not been rejected, refused or otherwise declined by Installer or any of Installer’s financing partners for a substantially similar product.

5.2.13 Warranty and Workmanship Obligations: During the term of the Loan Agreement, the Installer will continue to honor all warranty and workmanship obligations as outlined in Section 4.7.

5.2.14 Insurance: Installer’s General Liability Insurance is in effect as outlined in Section 4.8.

5.2.15 Related Person: A Consumer shall not be a related Person of Installer or any of Installer’s contractors, sub-contractors, or Affiliates.

5.2.16 Relocation of Solar System: Installer agrees not to remove or relocate a Solar System while a Loan is outstanding with Loanpal.

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ARTICLE 6.

DEFAULT, SUSPENSION AND TERMINATION

6.1 Default by Installer.

6.1.1 General. It shall be an event of default by Installer (each, an “Installer Default”) if: (a) Installer fails to make or cause to be made any undisputed payment due and payable to Loanpal and such failure continues for ten (10) Business Days after notice by Loanpal to Installer of such failure; (b) an Event of Bankruptcy has occurred with respect to Installer or Installer has stated in writing that it is no longer able to meet its financial obligations in due course; or (c) any of Installer’s representations or warranties in Article 5 were not true and correct when made, and are not true and correct as updated, or (d) Installer breaches any covenants in this Agreement including, without limitation, the Installer covenants in Article 4; or (e) Installer fails to cause all items financed to be completed and installed pursuant to the time periods required set forth in Exhibit B.

6.1.2 Loanpal Remedies Upon Default. Without limiting any other remedies Loanpal may have under this Agreement or under Applicable Law, with notice to Installer, Loanpal may terminate this Agreement immediately upon the occurrence and during the continuance of an Installer Default referenced in Section 6.1.1. Upon any termination by Loanpal pursuant to this Section 6.1.2, Loanpal shall have the option, but not the obligation to: (x) fund any existing Loan Agreements for which the payment for the final Milestone has not been made to Installer, (y) enter into and fund any Loan Agreements relating to outstanding Consumer Credit Offers that were issued prior to the date of such termination, or (z) fund any loan directly to the Consumer or to another installer designated by the Consumer. Effective immediately upon receipt of any notice of termination hereunder, Installer shall not initiate any new Consumer Applications, and Loanpal shall not review any new Consumer Applications or issue any new Consumer Credit Offers. Any Loan Agreements funded and Projects installed after the effective date of a termination as provided in this Section 6.1.2 shall continue to be subject to this Agreement to the extent the provisions of this Agreement survive termination as provided in Section 9.11.

6.1.3 Termination of Loan Agreements. If (i) Loanpal has terminated this Agreement pursuant to Section 6.1.2 and Loanpal elects not to fund an existing Loan Agreement that has not already reached a Loan Funding Date or (ii) Installer fails to achieve a substantial completion of Installation per the Program Specifications; Loanpal will no longer be obligated to fund the terminated Project and shall provide notice of such termination to Installer (a “Loan Termination”).

6.1.4 Loanpal’s election to Loan Termination pursuant to this section shall not operate as a waiver of any of its rights to pursue Installer for any other remedy that may be available to Loanpal under this Agreement or under Applicable Law.

6.2 Repurchase of Funded Loans.

6.2.1 In the event that any of the Installer’s representations or warranties in Article 5 were not true and correct when made, the Installer shall be required to repurchase any and all funded loans that fall under the purview of said breach in representation or warranty at the applicable Loan Repurchase Price, with respect to such funded loans. The Loan Repurchase Price shall be due and payable within ten (10) business days after receipt of an invoice from Loanpal. If Installer fails to deliver the Loan Repurchase Price, Loanpal has the right to offset such amount per the terms of Section 3.5.5 of this Agreement.

6.2.2 In the event that the Utility does not grant Permission to Operate within the deadline specified in the Program Specification, the Installer shall be required to repurchase such funded loan at the applicable Loan Repurchase Price. In the event that the Installer repurchases a loan under this situation and later the project receives PTO and the Customer is current on their loan payments, the Installer can re-request funding for that loan. Loanpal in its sole an absolute discretion may agree to find an investor for the loan and if Installer agrees to any and all changes to the purchase price or terms, coordinate the sale of the loan to the investor.

6.2.3 Upon receipt of funds from the Installer in respect of the Loan Repurchase Price paid in full, LoanPal shall authorize the release of the related loan File and shall transfer its interest in such repurchased loan to Installer on an “AS-IS,” “WHERE-IS” basis, without any representations or warranties, other than that LoanPal has is selling such loan to the Installer free and clear of any Liens created by or through LoanPal. Any repurchase by Installer pursuant to Section 6.2 shall be made by wire transfer to the bank account designated by LoanPal unless set off per Section 3.5.5.

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6.3 Default by Loanpal. It shall be an event of default by Loanpal (each, a “Loanpal Default”) if: (a) Loanpal fails to make or cause to be made any undisputed payment due and payable to Installer and such failure continues for ten (10) Business Days after notice by Installer to Loanpal of such failure; (b) an Event of Bankruptcy has occurred with respect to Loanpal or Loanpal has stated in writing that it is no longer able to meet its financial obligations in due course; (c) any of Loanpal’s representations or warranties in Article 5 were not true and correct when made in any material respect, and failure is not remedied within fifteen (15) days of notice of its failure from Installer, or (d) Loanpal breaches any covenants in this Agreement and fails to cure its breach within fifteen (15) days of receiving notice of its breach from Installer. Without limiting any other remedies Loanpal may have under this Agreement or under Applicable Law, with notice to Loanpal, Installer may terminate this Agreement immediately upon the occurrence and during the continuance of a Loanpal Default in this Section 6.3. Upon any such termination by Installer, then-outstanding Consumer Credit Offers and Loan Agreements shall be addressed as provided in Section 6.5.

6.4 Termination for Convenience. Either Party may terminate this Agreement upon 90 days’ prior notice to the other Party. Upon any such termination, neither Party shall have any further obligation to the other hereunder, except as otherwise provided in Section 9.11 and Section 6.5. Upon any such termination, then-outstanding Consumer Credit Offers and Loan Agreements shall be addressed as provided in Section 6.5.

6.5 Effect of Termination on Pending Projects. In the event that either Party terminates this Agreement pursuant Sections 6.3 or 6.4, Loanpal shall remain obligated to: (a) fund any existing Loan Agreements that have achieved Consumer Acceptance but have not already been funded, or (b) enter into any Loan Agreements relating to outstanding Consumer Credit Offers that were issued prior to the date of such termination. Effective immediately upon receipt of any notice of termination pursuant to Sections 6.3 or 6.4, Installer shall not initiate any new Consumer Applications, and Loanpal shall not review any new Consumer Applications or issue any new Consumer Credit Offers. Any Loan Agreements funded and Projects installed after the effective date of a termination as provided in this Section 6.5 shall continue to be subject to this Agreement to the extent the provisions of this Agreement survive termination as provided in Section 9.11.

6.6 Suspension of Installer. If, at any time, Loanpal, based on its review of the Installer’s key performance indicators, including, without limitation, (a) evidence of changes or potential issues with Installer’s covenants set forth in Article 4; (b) changes to Installer’s Qualifying Information or (c) Installer’s failure to provide requested or required updated Installer Qualifying Information, reasonably determines that Installer no longer meets Loanpal’s qualifications for Installer to participate in the Program, or Loanpal otherwise believes that Installer may be in breach of this Agreement, Loanpal may, at its option, upon notice to Installer (and without limiting any of Loanpal’s other rights under this Article 6 or elsewhere in the Agreement), suspend any pending Consumer Applications, suspend Installer’s right to request that Loanpal make determinations regarding Consumer Applications, move the Closing Call to prior to Loan Funding Date; or suspend any pending funding requests. Such suspension will cease when Loanpal determines, in its sole discretion, that Installer currently meets Loanpal’s qualifications for Installer to participate in the Program or is not in breach of this Agreement.

ARTICLE 7.

INDEMNIFICATION

7.1 Installer Indemnity. To the fullest extent permitted by Applicable Law, Installer shall defend, indemnify and hold harmless Loanpal and Loanpal’s Affiliates, officers, members, directors, employees and agents (each, an “Loanpal Indemnified Person”, and collectively, the “Loanpal Indemnified Persons”) from and against any Losses caused by: (a) any breach of a representation, warranty or covenant or other Installer Default under this Agreement; (b) any property damage, bodily injury or death arising from the Installation or Installer’s personnel’s operation of Projects; (c) any breach of a representation, warranty or covenant or default by Installer under any Home Improvement Contract; (d) any failure by Installer to achieve a completion deadline set forth in the applicable Program Specification for a Project; (e) Loanpal’s termination of any Loan Agreement pursuant to Section 6.1; or (f) (i) the uncovering or unveiling, or any release by Installer or its Sub-Installers or agents of any Hazardous Materials; (ii) any enforcement or compliance proceeding commenced by or in the name of any Governmental Authority because of an alleged, threatened or actual violation of any Applicable Law by Installer or its Sub-Installers or agents because of the presence on the applicable Job Site of any Hazardous Materials; or (iii) any action reasonably necessary to abate, remediate or prevent a violation or threatened violation of any Applicable Law by Installer or its Sub-Installers or agents with respect to any Hazardous Materials.

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7.2 Loanpal Indemnity. To the fullest extent permitted by Applicable Law, Loanpal shall defend, indemnify and hold harmless Installer and Installer’s Affiliates, officers, members, directors, employees and agents (each, a “Installer Indemnified Person”, and collectively, the “Installer Indemnified Persons”) from and against any Losses caused by any breach of a representation, warranty or covenant or other Loanpal Default under this Agreement.

7.3 Comparative Fault. It is the intent of the Parties that where fault is determined to have been joint or contributory, principles of comparative fault will be followed and each indemnifying Party shall bear the proportionate cost of any Losses attributable to such indemnifying Party’s fault.

7.4 Notice of First Party Claims and Indemnification Procedures. Any Installer Indemnified Person or Loanpal Indemnified Person with a claim to indemnification under this Article 7 (each, an “Indemnified Person,” and collectively “Indemnified Persons”) for Losses other than Losses arising from third-party claims addressed in Section 7.5 shall promptly notify the applicable indemnifying Party (each, an “Indemnitor”) in writing of such claim, which notice shall specify with particularity and to the extent practicable the basis on which indemnification is sought and the amount of Losses. Upon receipt of such notice, the Indemnitor shall have 30 days to object to the claim set forth in such notice by delivery of a written objection to the Indemnified Person specifying in reasonable detail the basis for such objection. Failure to timely deliver an objection shall constitute the Indemnitor’s final and binding acceptance of the Indemnified Party’s claim. If the Indemnitor timely delivers an objection pursuant to this Section 7.4, the Parties shall in good faith seek to resolve any dispute within the 30-day period following delivery of such objection. If the Parties have not resolved their dispute within such period, such dispute shall be resolved by arbitration in accordance with the dispute resolution procedures set forth in Section 9.2.

7.5 Third Party Claims. Whenever any Indemnified Person shall learn of a claim made by a Person other than one of the Parties that, if allowed (whether voluntarily or by a judicial or quasi-judicial tribunal or agency), would entitle such Indemnified Person to indemnification under this Article 7, before paying the same or agreeing thereto the Indemnified Person shall forward the claim to the Indemnitor within ten days of receipt thereof if such claim is in writing and shall otherwise notify the Indemnitor in writing within ten days of receipt of such claim; provided, however, that the Indemnified Person’s right to indemnification shall be diminished by the failure to give prompt notice only to the extent that the Indemnified Person’s failure to give such notice was prejudicial to the interests of the Indemnitor. Unless the Indemnitor gives written notice to the Indemnified Person within 15 days disputing Indemnitor’s indemnity obligations hereunder with respect to such claim, the Indemnitor shall have the right to control the defense of the claim, at the Indemnitor’s cost, with counsel selected by the Indemnitor but acceptable to the Indemnified Person in its reasonable discretion. The Indemnitor’s election to control the defense of the claim shall be deemed acceptance by the Indemnitor of its indemnity obligations hereunder to the extent such claim results in Losses to the Indemnified Person. The Indemnitor’s control over the claim shall include the right to lead any investigation, negotiation, settlement, litigation or other contest of the claim. Notwithstanding the foregoing, the Indemnitor shall have no right to enter into any settlement without the Indemnified Person’s consent if the settlement would involve any foreclosure, injunctive or other equitable relief or an admission of wrongdoing on the part of the Indemnified Person or involve a payment that would exceed the limitation of liability in Article 8. The Indemnified Person shall participate in any such investigation, negotiation, settlement, litigation or other contest, as reasonably requested by the Indemnitor and at the Indemnitor’s cost. The Indemnitor shall keep the Indemnified Person apprised of important developments related to the claim, shall promptly respond to questions the Indemnified Person may direct to the Indemnitor with respect to the claim and shall generally cooperate with the Indemnified Person in connection with the claim. If any suit or proceeding involves the potential imposition of criminal liability upon the Indemnified Person or a potential or actual conflict of interest between the Indemnified Person and the Indemnitor, or if the Indemnitor does not elect to control the defense of such claim within the 15-day period provided above, the Indemnified Person may, in its reasonable discretion, either defend such suit or proceeding or settle the claim that is the basis thereof, without the consent of the Indemnitor, and the Indemnitor shall nevertheless pay the Indemnified Person’s Losses. The Indemnified Person shall not be required to refrain from paying any claim that has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay to pay such claim would result in the foreclosure of a lien upon any of the property of the Indemnified Person, or where any delay in payment would cause the Indemnified Person an incremental economic loss, unless the Indemnitor shall have agreed to compensate the Indemnified Person for such loss.

7.6 Indemnification Expenses. To the extent that an Indemnitor has not elected to assume the defense of a claim under Section 7.5, the Indemnitor shall reimburse the Indemnified Person for all reasonable and documented out of pocket costs and expenses as and when incurred by such Indemnified Person (including reasonable legal fees and costs) in connection with defending, settling or investigating an actual or threatened action or proceeding in advance of the final disposition of such action or proceeding, provided that such Indemnified Person shall repay such reimbursement payments if it is ultimately determined by a court of competent jurisdiction or an arbitrator that such Indemnified Person is not entitled to indemnification under this Article 7. Amounts payable by an Indemnitor under this Section shall be due and payable promptly upon receipt by such Indemnitor of an invoice detailing such reimbursable costs and expenses.

7.7 Breach of Indemnity Obligations. In the event that the Indemnitor breaches its obligations hereunder, the Indemnitor shall be liable for: (a) the fees and costs incurred by the Indemnified Person in enforcing its indemnity rights; and (b) simple interest on any monetary obligation of Indemnitor from the time such monetary obligation matured until the time paid in full at an annual rate of 12% or the highest rate permitted by Applicable Law, whichever is less.

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ARTICLE 8.

LIMITATION OF LIABILITY

8.1 No Consequential or Punitive Damages. In no event shall either Loanpal or Installer or their Affiliates be liable to the other Party, nor shall Loanpal be liable to any Sub-Installer or vendor of Installer, either individually or jointly, for special, indirect, consequential, punitive or exemplary damages of any nature whatsoever, including losses or damages caused by reason of loss of use, loss of production, loss of profits or revenue, loss of contracts, inventory or use charges, interest charges or cost of capital or claims of Loanpal’s customers; and Loanpal hereby releases Installer and its Sub-Installers and vendors therefrom, and Installer hereby releases Loanpal therefrom; provided, however, the limitation of liability in this Section shall not apply to (a) Installer’s liability under this Agreement for indemnification for Losses arising as a result of claims, actions and suits by third parties, (b) damages arising from fraud or willful misconduct or (c) damages arising as a result of a breach of Section 9.12 or Section 9.13.

ARTICLE 9.

GENERAL PROVISIONS

(e)Rules of Interpretation. (a) The singular number includes the plural number and vice versa; (b) references to “Articles,” “Sections,” or “Annexes” shall be to articles, sections or annexes of this Agreement; (c) references to “days” shall mean calendar days, unless otherwise indicated; (d) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors or assigns are not prohibited by this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity; (e) reference to any gender includes each other gender; (f) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (g) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (h) the words “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; the words “include,” “includes” or “including” shall mean “including, but not limited to;” (i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

9.1 Notices. All notices, consents, claims, demands and other communications between the Parties must be in writing and shall be deemed given (a) in the case of email or submissions through the Software, when the status of the document indicates that such document has been sent or uploaded (provided that such transmission is completed prior to 5:00 p.m., local time at the location of the recipient, on a Business Day; otherwise, such transmission shall be deemed to have been received on the next Business Day); (b) in the case of delivery by a standard overnight carrier, upon the date of delivery indicated in the records of such carrier; or (c) in the case of delivery by hand, when delivered by hand addressed to Loanpal at the address below, or to Installer at the address set forth on Exhibit C hereto (or another address provided by notice under this Section). Any documents or other deliverables that are required to be delivered under this Agreement, but are not transmittable through the Software shall be delivered to the other Party by email transmission, delivery by a standard overnight carrier or delivery by hand and deemed given as provided in this Section. Notwithstanding the foregoing, Installer expressly agrees and acknowledges that Replacement Program Specifications and Replacement Pricing Specifications shall be sent to Installer by email to Installer to the specific “Email Address(es) for Program and Pricing Specifications” set forth on Exhibit C, pursuant to Section 3.2.3.

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Loanpal Address for Written Notice:	With a copy to:
8781w Sierra College Blvd, Roseville, CA 95661	3080 12th Street, Riverside, CA 92507
Attn: General Counsel	Attn:
Email: jlaifman@loanpal.com	Email:

9.2 Dispute Resolution. Except as otherwise provided in this Agreement, in the event of any dispute, claim or controversy arising from this Agreement, or the breach hereof or thereof the Parties will confer and attempt to resolve the dispute informally. If such dispute cannot be resolved in this manner within 15 days after notice of the dispute is given to the other Party, then either Party may elect to initiate arbitration of the dispute in a binding arbitration administered by JAMS under its arbitration rules (“Arbitration Rules”), subject to the following.

9.2.1 Arbitrator. The arbitration shall be conducted by a single arbitrator. The Parties will first attempt to agree on a mutually acceptable arbitrator, and if they are unable to reach agreement within ten days after the initial demand for arbitration, the arbitrator shall be selected in accordance with the Arbitration Rules.

9.2.2 Jurisdiction. The site of the arbitration shall be in San Francisco, California. Each Party hereby consents to the jurisdiction of the federal and state courts within whose district the site of arbitration is located for purposes of enforcement of this arbitration provision, for provisional relief in aid of arbitration, and for enforcement of any award issued by the arbitrator.

9.2.3 Attendees. The only Persons entitled to attend any arbitration hearing are the arbitrator, the parties to the arbitration, their respective counsel and witnesses. Any documents or other materials produced in or generated in connection with the arbitration proceedings will not be disclosed to any Persons other than the foregoing.

9.2.4 Enforcement. Any award, order or judgment pursuant to the arbitration is final and may be entered and enforced in any court of competent jurisdiction.

9.2.5 Applicable Law. The foregoing arbitration provisions shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding the provisions of this Agreement specifying the application of California state law.

9.3 Waiver and Remedies Cumulative. Except as may be expressly provided in this Agreement, the rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to herein shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

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9.4 Assignments; Successors; and No Third-Party Rights.

9.4.1 Assignment. Except as set forth expressly herein, Installer may not assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of Loanpal. Loanpal may assign any of its rights under this Agreement without the prior consent of Installer. In the event that Loanpal enters into agreements with third-party financial institutions to provide financing in connection with the Program, such financial institutions shall be third party beneficiaries of the obligations of Installer hereunder and shall have the benefit of such obligations and the right to enforce (but not to the exclusion of Loanpal for its own account) such obligations with respect to any Loan Agreements owned by such financial institution.

9.4.2 Binding on Successors. Subject to this Section, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section or to Indemnified Persons covered by Article 7.

9.5 Severability. If any court of competent jurisdiction holds invalid or unenforceable any provision of this Agreement, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

9.6 Governing Law. The laws of the state of California shall govern the relationship between the Parties and disputes, differences, controversies or claims directly or indirectly based on this Agreement, including those relating to the formation, validity, interpretation, construction, performance, breach, enforceability or termination of this Agreement and duties based on tort, contract or statutory concepts.

9.7 Independent Installer. Installer and its Sub-Installers, vendors, employees and agents shall be independent Installers with respect to any Installation, irrespective of whether approved by Loanpal, and neither Installer nor its Sub-Installers, vendors, employees or agents shall be deemed to be the Installers, servants, employees, or agents of Loanpal in any respect for any purpose whatsoever and none shall have any authority to create or assume any obligation, express or implied, in the name of or on behalf of Loanpal or to bind Loanpal in any manner whatsoever. Nothing in this Agreement shall be construed to imply that the Parties are partners, joint ventures, co-owners, debtor-creditor or otherwise as participants in a joint or common undertaking.

9.8 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes. The Parties consent to the use of digital signatures.

9.9 Advice From Independent Counsel. The Parties understand that this Agreement is a legally binding agreement that may affect their rights. Each Party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from its legal counsel. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

9.10 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

9.11 Survival. The Parties’ rights and obligations under Sections 4.2, 4.7, 4.8 (to the extent provided therein), 6.1.2, 6.2, 6.5 and 9.13, and Article 7 and Article 8 and any outstanding payment obligations under this Agreement accrued prior to termination of this Agreement will survive any termination or expiration of this Agreement.

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9.12 Confidentiality. For the Term of this Agreement and for a period of five years after the termination of this Agreement, each Party (a) shall maintain the confidential nature of, and shall not use or disclose, any non-public terms of this Agreement, any financial information or other information with respect to Loanpal, Installer or any Consumer provided pursuant to the transactions contemplated hereunder that are identified as confidential or that should reasonably be understood to be confidential given the nature of such information or the circumstances surrounding the disclosure of such information (collectively, “Confidential Information”), (b) shall not, directly or indirectly, disclose or permit the disclosure of any Confidential Information, and (c) other than in connection with the performance of its obligations under this Agreement, shall not make any use of or permit the use of Confidential Information for the benefit of itself or others; provided, however, that Confidential Information shall not include information that (i) becomes generally available to the public other than as a result of a disclosure by the non-disclosing Party, any of its Affiliates or any of their directors, officers, agents, or other representatives, (ii) becomes available to the non-disclosing Party or any of its directors, officers, agents, or other representatives on a non-confidential basis from a source other than the disclosing Party or its directors, officers, agents, or other representatives or any other party who is under an obligation of confidentiality with respect to such information or (iii) is required or requested to be disclosed by the non-disclosing Party as a result of any applicable legal or regulatory requirement or rule or regulation of any stock exchange, or other regulatory authority having jurisdiction over such non-disclosing Party; provided, that in the case of clause (iii), if a Party becomes legally compelled to disclose such information, such Party shall, to the extent legally permissible, promptly notify the other Party and, if requested by the other Party, use commercially reasonable efforts to assist the other Party in seeking a protective order or other appropriate remedy to preserve the confidentiality of all Confidential Information to the maximum extent possible under the circumstances. Notwithstanding the foregoing, either Party may disclose Confidential Information received by it to its Affiliates and such Party’s and its Affiliates’ employees, consultants, legal counsel, accountants, actual or potential lenders, actual or potential equity investors, rating agencies, actual or potential purchasers of Loan Agreements (including reasonable disclosures made in connection with any offering memoranda) or other agents or advisors who have a need to know such Confidential Information and have agreed, or are otherwise bound, to maintain the confidentiality of same on terms and conditions substantially similar to those contained in this Agreement (collectively, “Representatives”). Such Representatives shall preserve the confidential nature of all Confidential Information, and the recipient of such Confidential Information shall be liable for any Representative’s failure to maintain the confidentiality of Confidential Information disclosed hereunder. The Parties shall be entitled to all remedies available under Applicable Law or in equity to enforce, or seek relief in connection with, this confidentiality obligation. Upon termination or expiration of this Agreement, each Party will promptly return or certify the destruction of, if so requested by the other Party, any Confidential Information provided to it and will use commercially reasonable efforts to return any copies thereof that may have been provided to others in accordance with this Section.

9.13 Security of Nonpublic Personal Information.

9.13.1 Installer and Loanpal each shall not disclose and shall take all reasonable measures to protect any data that Loanpal obtains from any credit bureau and/or conveys to Installer for firm offers of credit and any other nonpublic personal information (as defined in the Gramm-Leach Bliley Act of 1999, title V, its implementing regulations, and other similar laws and regulations) obtained by either Party (collectively, “NPI”) to (a) any third party or (b) any employee, officer, partner or director of Installer who is not engaged in the implementation and execution of the Program and having a need to know such information for Installer to perform its obligations under this Agreement. Neither Party shall retain, in any format, electronic or otherwise, any NPI beyond what is required pursuant to this Agreement and in compliance with Applicable Law. Without by implication limiting the foregoing, if either Party allows individuals to submit personal identifying information via the Internet, such Party shall adopt and maintain a comprehensive privacy policy with respect to its handling of such personal information.

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9.13.2 Each Party agrees that it has developed, implemented and will maintain at all relevant times contemplated by this Agreement effective information security policies and procedures that include administrative, technical and physical safeguards designed to (a) ensure the security and confidentiality of NPI, (b) protect against anticipated threats or hazards to the security or integrity of NPI, (c) protect against unauthorized access or use of NPI, and (d) ensure the proper disposal of NPI. All personnel handling NPI shall be appropriately trained in the implementation of such information security policies and procedures. Each Party shall regularly audit and review its information security policies and procedures and systems to ensure their continued effectiveness and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, customer information systems or threats or hazards to NPI.

9.13.3 Each Party shall promptly notify the other Party of any unauthorized access of NPI related to Consumers under this agreement or any breach in security measures or systems for the protection of NPI and take appropriate action to prevent further unauthorized access or cure such breach. If a Party experiences such unauthorized access or breach, that Party shall pay all related expenses, provide any notices regarding such unauthorized access to appropriate law enforcement agencies and government regulatory authorities, affected applicants, Consumers and customers as reasonably requested by the other Party and/or as required by Applicable Law.

9.13.4 Each Party may at any time upon notice to the other Party (but in no event more frequently than once each calendar year), review and audit the other Party’s information security policies, procedures and systems to verify their adequacy for protection of NPI. Each Party will correct promptly any weakness in such policies, procedures or systems identified by the other Party in its reviews thereof.

9.14 Publicity. Neither Party nor its Affiliates shall, without the consent of the other Party, issue any press release or make any other public statement regarding the transactions contemplated by this Agreement, except as may be required by Applicable Law, in which case, the Party proposing to issue such press release or make such public statement shall, to the extent legally permissible, use commercially reasonable efforts to seek the consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed) before issuing such press release or making such public statement; provided, however, that either Party or its Affiliates may make public statements that are not inconsistent with (or more expansive than) previous press releases or public statements made in accordance with this Section .

9.15 Headings. The presence and use of headings throughout this Agreement are for the convenience of the Parties and have no legal significance or meaning, and they shall not be used in interpreting this Agreement.

9.16 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. Except as provided in Section 3.2.3 (with respect to Program Specifications and Pricing Specifications), this Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by both Parties. For the avoidance of doubt, with respect to any transaction or matter between Installer and Loanpal other than those described in this Agreement, Installer’s rights and obligations with respect to such transaction or matter shall be governed solely by the separate documentation entered into pursuant to such transaction or matter, and not by this Agreement entered into in connection therewith.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties, by their authorized officers or representatives, have executed this Agreement as of the Effective Date.

Loanpal:

Loanpal, LLC,	Loanpal, LLC,
A California Limited Liability Company	A California Limited Liability Company

By:	By:

Name:	Name:

Title:	Title:

Installer:

SolarMax Renewable Energy Providers
A California Corporation

By:

Name:

Title:

CONFIDENTIAL

Signature Page to Program Agreement

EXHIBIT A

FORM OF PRICING SPECIFICATION

PRICING SPECIFICATIONS
Effective Date:	October 31, 2019
Issued by:	Loanpal, LLC

Product	Loan Term	Applicable Consumer APR (%):	Applicable Program Fee (%):	Minimum Loan Amount ($):
A	10 Year			$5,001
B	10 Year			$5,001
C	10 Year			$5,001
D	10 Year			$5,001
E	12 Year			$5,001
F	12 Year			$5,001
G	12 Year			$5,001
H	12 Year			$5,001
I	15 Year			$5,001
J	15 Year			$5,001
K	15 Year			$5,001
L	15 Year			$5,001
M	20 Year			$5,001
N	20 Year			$5,001
O	20 Year			$5,001
P	20 Year			$5,001
Q	20 Year			$5,001

*Maximum Loan Amount equal to: $100,000 for FICO >= 700; $50,000 for FICO 650 - 699; $45,000 for FICO < 650.

[Signature page follows.]

CONFIDENTIAL

Exhibit

Loanpal:

Loanpal, LLC,	Loanpal, LLC,
A California Limited Liability Company	A California Limited Liability Company

By:	By:

Name:	Name:

Title:	Title:

Installer:

SolarMax Renewable Energy Providers
A California Corporation

By:

Name:

Title:

CONFIDENTIAL

Exhibit

EXHIBIT B

FORM OF PROGRAM SPECIFICATION

PROGRAM SPECIFICATION
Effective Date:	NOVEMBER 15TH, 2019
Issued by:	Loanpal, LLC
General Terms & Requirements:
Territory:	CA
Milestone Requirements/Terms:
Milestone #	Name	Payments	Deadline
Milestone 1	Consumer Credit Offer Date	0%	NA
Milestone 2	Consumer Acceptance	0%	Within 90 days of Consumer Credit Offer Date
Milestone 3	NTP	xx% of Installer Price	Within 120 days of Consumer Credit Offer Date
Milestone 4	Final Loan Funding (Install Complete)	xx% of Installer Price

Within 150 days of Consumer Credit Offer Date AND within 60 days of Milestone 3: NTP

If Milestone 4 is not completed within 60 days of Milestone 3: NTP; Loanpal will invoice Installer and invoice will be due within 5 business days of invoice date.

Milestone 5	Permission to Operate (“PTOw”)	0%	Within 90 days of Loan Funding Date
Conditions to Milestones:

Milestone 1:	Consumer Credit Offer Date
Consumer Deliverables

• Residence Address, Residence City, Residence State, Residence Zip Code

• Borrower First Name, Borrower Last Name, Borrower Date of Birth, Borrower Email, Borrower Phone Number, Borrower Stated Income

• (If applicable) Same Information for Co-Borrower

• Loan Amount

• Loan Product Selected

Milestone 2:	Consumer Acceptance
Installer Deliverables	• Notification of Consumer’s desire to accept Consumer Credit Offer • Final details of the Home Improvement Contract, including the final Loan Amount
Consumer Requirement	• Any stipulations related to the Consumer Credit Offer have been satisfied
Milestone 3:	NTP
Installer Deliverables	• Notification that the Site Survey has been complete • Notification that the Final Design has been complete
Loanpal Deliverables	• Notice to Proceed granted in Loanpal portal
Milestone 4:	Final Loan Funding (Install Complete)
Installer Deliverables

• Signed final Home Improvement Contract

• Installation of the Solar System has been completed, and notification to Loanpal has been delivered

• All Permits and other applicable approvals, including but not limited to HOA approvals, have been granted, and notification to Loanpal has been delivered

• Final System Details:

• System Size (kW) (DC)

• Expected monthly production (kWh)

• Tilt, Azimuth, and Shade

• Modules (Quantity, Make, Model, Capacity)

• Inverter(s) (Quantity, Make, Model, Capacity)

• Battery Storage System(s) (Quantity, Make, Model, Capacity)

• Installation completion must be reached within 60 days of Milestone 3 for any jobs with partial payment made to the installer at Milestone 3 (NTP)

• Loanpal reserves the right to set off/net fund any Milestone 3 partial payments made if the system is not fully installed within the deadline listed above.

• Non-Approved items (i.e. other home improvement products, cash outs, vacations, etc.) cannot be financed and will be deemed a failure of this condition.

CONFIDENTIAL

Exhibit

Consumer Requirements	• Statutory rescission periods related to Loan Agreement and Home Improvement Contract have expired
Other Conditionsw

• Loanpal agrees to make milestone payments on all new submissions that reach NTP from November 15th to December 31st with a maximum of 60 during that timeframe. After which date SolarMax will receive milestone funding on the first 30 loans to reach NTP every month starting January 1st 2020, with a maximum of 30 per month. SolarMax is to maintain total funded loan volume of 60 per month. If this volume commitment is missed in a given month, SolarMax Technology may not be eligible to receive milestone payments the following month. SolarMax Technology can regain access to milestone payments, upon achieving the volume commitment in the following month.

• Installation and Testing Complete. Solar System has been fully installed, tested and commissioned and has been shown capable of operating in a reliable and continuous manner for its intended purpose and producing electricity in the estimated amounts.

• Title to System. Legal title to and control of the Solar System has been conveyed to Consumer with no other liens or encumbrances.

• Ready for Interconnection. There are no known issues or reasons that would cause the Solar System to not be able to be interconnected and receive permission to operate from the Utility.

• No Breach. Contractor is not in material breach of any of its obligations under the Program Agreement.

• Compliant Installation. Solar System has been designed and installed in strict compliance with the requirements of:

- The Program Agreement

- This Program Specification

- The Project Specifications

- Applicable Law (including national, state and local engineering, construction, safety and electrical codes and standards)

- Applicable Utility requirements (including net metering rules)

- Good Solar Industry Practices

• Contract Compliance. The Installation was performed in compliance with the applicable Home Improvement Contract, including Job Site clean-up.

• Equipment. All equipment incorporated into the Solar System is new, unused and undamaged.

• True Representations. Contractor’s representations and warranties in the Program Agreement are true.

Milestone 5:	PTO
Installer Deliverables	• Notification of wissuance of PTO approval by Utility
Other Conditions

• Interconnection. The Solar Systwem has been interconnected and net metering, if any, is in effect with respect to the Utility’s system

• Notification that all Permits and other applicable approvals, including but not limited to HOA approvals, have been closed

Consumer Credit Offer:
Extension:	• Loanpal may extend the Consumer Credit Offer and the related Consumer Acceptance deadline in its sole discretion, subject to the Consumer’s continued qualification for such Consumer Credit Offer
Eligible Consumer Signatory:

• At least one Consumer signatory must be an owner or occupant of the residence where the applicable Solar System will be installed

• If home is owned by a trust, at least one of the signatories must be the Trustee

Minimum FICO Score

• If Loanpal determines, in its sole discretion, that the credit quality of the original Consumer originated by the Installer, and any subsequent Consumer assuming any loan extended to the original Consumer, do not meet Loanpal’s underwriting standards, Loanpal may increase the minimum FICO score for any credit decision.

CONFIDENTIAL

Exhibit

Project Specifications:
Products Financed:

• Standalone Retrofit Solar System only up to $5.50/W

• Retrofit Solar System with upgrades related to the Solar System $7.00/W

• All above Products may include a Battery/Energy Storage System. The cost of the Battery/Energy Storage System will not be included in the $/W caps.

Equipment Specifications:

• The Home Improvement Contract (or other Generic-approved format) identifies the Equipment used in the Solar System as follows:

• Modules (Quantity, Make, Model, Capacity)

• Inverter(s) (Quantity, Make, Model, Capacity)

• Battery Storage Systems (Quantity, Make, Model, Capacity)

Solar System Size:	• System Size in Watts or Kilowatts DC STC is set forth in the Home Improvement Contract or mutually agreed-upon format
Battery/Energy Storage Systems:

• One Battery/Energy Storage System unit (maximum funding $20,000)

• Two Battery/Energy Storage System units (maximum funding $35,000)

• Three Battery/Energy Storage System units (maximum funding $50,000)

Eligible Equipment Manufacturers:	• The approved manufacturers will be listed in the Partner Portal or as otherwise communicated by Loanpal.
Ineligible Properties:	• Condominiums • Investment Properties • Mobile Homes • Other Residences with Shared Roofs • Co-Ops • Commercial Property
Eligible / Ineligible Improvements:

• Solar ready add-ons (excluding Battery/Energy Storage Systems) may not exceed 35% of the Loan Amount and will not have any additional Program Fees.

• Permissible Solar ready add-on Expenses included but not limited to:

- Re-roofing required to install solar system

- Landscaping

- Upgrading the home’s main panel

- Trenching

- Rafter Upgrades

- Other Add-on costs that are needed to install the solar/storage system

- Other Energy Efficient items up to $2500 or 10% of the Loan Amount, whichever is greater.

Ineligible Improvements include but not limited to:

• Any cost related to goods or services that are not directly required to install the solar/storage system.

Monitoring / Solar System Performance Data Reporting:

• Solar System to include inverter(s) (or other monitoring method) enabled with performance monitoring services provided by the inverter manufacturer or other third party monitoring company (the “monitoring provider”)

• Such inverters or other monitoring method shall include capability for quarterly delivery of production data to Loanpal for the period of the Workmanship Warranty

• Monitoring shall be enabled for Consumer, with online monitoring access available for such Consumer, to allow Consumer to review daily performance of the Solar System via the monitoring provider’s online portal

CONFIDENTIAL

Exhibit

Loanpal:

Loanpal, LLC,	Loanpal, LLC,
A California Limited Liability Company	A California Limited Liability Company

By:	By:

Name:	Name:

Title:	Title:

Installer:

SolarMax Renewable Energy Providers
A California Corporation

By:

Name:

Title:

CONFIDENTIAL

Exhibit

EXHIBIT C

INSTALLER INFORMATION

Loanpal Solar Financing

Program

Date:
Installer:
Address for Written Notice
Company Name:
Attn:
Address:
Email:
Fax:
Program/Pricing Specification Updates
Email Address 1:
Email Address 2:
Installer Account for Payments by Loanpal:
Bank Name:
Exact Account Name at Bank:
Account Number:
Federal Wire Routing Number:

(Installer may update this Exhibit from time to time by sending Loanpal an updated version, to the notice address set forth in the Program Agreement.)

CONFIDENTIAL

Exhibit

EXHIBIT D

INSTALLER HOME IMPROVEMENT CONTRACT

CONFIDENTIAL

Exhibit D

EXHIBIT E

LOANPAL LOAN AGREEMENT

CONFIDENTIAL

Exhibit E